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EXHIBIT 8.--FORM OF TAX OPINION OF BARNES & THORNBURG TO BE ISSUED ON
CONSUMMATION OF MERGER

BARNES & THORNBURG                         600 1st Source Bank Center
                                           100 North Michigan
                                           South Bend, Indiana 46601-1632 U.S.A.
                                           (219) 233-1171
                                           Fax (219) 237-1125

                                           http://www.btlaw.com

                                           __________________, 1999

Board of Directors
First Financial Bancorp.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

Board of Directors
Sand Ridge Financial Corporation
2611 Highway Avenue
Highland, Indiana 46322

         RE: Merger of Sand Ridge Financial Corporation into First Financial
             ---------------------------------------------------------------
             Bancorp.
             --------

Ladies and Gentlemen:

         You have requested our opinion as to the federal income tax consequences of the proposed merger ("Merger") of Sand Ridge Financial Corporation ("Company") into First Financial Bancorp. ("FFB") pursuant to the Plan and Agreement of Merger, dated December 16, 1998 (the "Agreement"), between the Company and FFB.

         In issuing the opinion set forth in this letter, we have relied upon
(1) the factual representations made by FFB in written statements dated _____________, 1999 and the factual representations made by the Company in written statements dated ___________, 1999 (the "Representations"); (2) the Agreement; and (3) the facts, information and documentation set forth in the Registration Statement on Form S-4 of FFB filed with the Securities and Exchange Commission in connection with the Merger ("Registration Statement"). We have not attempted to verify independently the accuracy of any of the information in any such document. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.



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Board of Directors of First Financial Bancorp.
Board of Directors of Sand Ridge Financial Corporation
__________________________, 1999
Page 2


         The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Agreement, the Representations, and the Registration Statement. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of the existing provisions of the Internal Revenue Code of 1986, as amended ("Code"), currently applicable Treasury Regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service ("IRS") such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinions. We assume no obligation to update our opinions for any deletions or additions to or modifications of any law applicable to the Merger.

         The following opinions reflect our legal judgment solely on the issues presented and discussed herein. The issues in this matter are complex. There are no published cases, rulings, regulations or administrative positions with the same facts as the facts in the present transaction and therefore there are no published cases, rulings, regulations or administrative positions directly on point to support the opinions set forth herein. Accordingly, we cannot assure you that the Internal Revenue Service will agree with the opinions expressed herein, nor can we assure you that a court of competent jurisdiction will agree with such opinions. Our opinions are, therefore, qualified by, and should be understood to reflect the fact that, the resolution of such issues is not free from doubt.

         Our opinions are based upon and subject to the foregoing and on our review of the Merger Agreement, the Representations and the Registration Statement and assuming that the transactions described therein are completed as described, provided that the merger of the Company with and into FFB qualifies as a statutory merger under applicable state law and assuming that:

         (a) The fair market value of the FFB common stock received by each Company shareholder will be approximately equal, in each instance, to the fair market value of the Company common stock surrendered in the exchange;

         (b) In the merger transaction, shares of Company common stock representing control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for common stock of FFB;

         (c) There is no plan, intention or other arrangement on the part of the holders of Company common stock, to sell, exchange or otherwise dispose of their shares of FFB common stock received in the transaction to any "related person" of FFB in connection with the merger under Treas. Reg. ss. 1.368(e);

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Board of Directors of First Financial Bancorp.
Board of Directors of Sand Ridge Financial Corporation
__________________________, 1999
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         (d) After the merger transaction, FFB, as successor of the Company, will hold substantially all of the Company's assets;

         (e) Neither FFB or any related person to FFB or the Company has any plans or intentions to redeem or reacquire any of FFB's common stock issued in the transaction immediately after the consummation of the merger;

         (f) FFB has no plan or intention to liquidate the Company, merge the Company with or into another corporation, sell or otherwise dispose of any outstanding common stock of Company, or cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; and

         (g) Following the transaction, FFB will continue the Company's business or use a significant portion of its business assets in a business.

         Based upon the above it is our opinion that the Agreement will have the following federal income tax consequences:

                  1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and the Company and FFB will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  2. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by the Company shareholders who exchange all of their Company common stock for FFB common stock pursuant to the Merger except to the extent of gain or loss attributable to any cash received in lieu of receipt of a fractional share of FFB common stock.

                  3. Pursuant to Section 358(a)(1) of the Code, the tax basis of the FFB common stock (including deemed fractional share interests) received by Company shareholders who exchange all of their Company common stock for FFB common stock will be the same as the basis of the Company common stock surrendered in exchange therefor.

                  4. Pursuant to Section 1223(1) of the Code, the holding period of FFB common stock received by the Company shareholders (including deemed fractional share interests) who exchange all of their Company common stock for FFB common stock will include the period during which the company common stock was held, provided that the Company common stock was held as a capital asset in the hands of such shareholders on the date of the exchange.


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Board of Directors of First Financial Bancorp.
Board of Directors of Sand Ridge Financial Corporation
__________________________, 1999
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                  5. Where a cash payment is received by a Company shareholder in lieu of fractional shares of FFB common stock, the cash payment will be treated as received by the shareholder as a distribution in exchange for the fractional share redeemed.

                  6. Where a holder of Company common stock dissents to the Merger and receives solely cash for the shareholders' Company common stock, such cash will be treated as received by the shareholder as a distribution in redemption of the shareholder's Company common stock, subject to the provisions and limitations of Section 302 of the Code.

                  7. Pursuant to Sections 361 and 1032 of the Code, no gain or loss will be recognized by the Company or FFB in connection with the Merger.

         We express no opinion with regard to the federal income tax consequences of the Merger no addressed expressly by the above opinions. In addition, we express no opinion as to any foreign, state or local tax consequences with respect to the Merger or with respect to any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

         The foregoing includes a general summary of all of the material federal income tax consequences of the Merger to shareholders of the Company without regard to the particular facts and circumstances of each shareholder's tax situation and status. Each shareholder of the Company should consult his or her own tax advisor regarding the specific tax consequences of the Merger to him or her, including the application and effect of federal, state, local and foreign laws and the possible effect of changes in federal and other tax laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        BARNES & THORNBURG

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